Franklin Tax-Exempt Money Fund
155 Bovet Road
San Mateo, California 94402

Gentlemen:

The undersigned hereby subscribes for the purchase of 125,000 shares of common stock of Franklin Tax-Exempt Money Fund, a California corporation (hereinafter referred to as the "Fund"), at a price of $1.00 per share for a total investment of $125,000 (hereinafter referred to as the "Shares"). In connection with said subscription, the undersigned hereby represents that:

1. There is no present reason to anticipate any change in circumstances or any other occasion or event which would cause the undersigned to sell or redeem the Shares;

2. There are no agreements or arrangements between the undersigned and the Fund, or any of its officers, directors, employees or its investment manager or any affiliated persons thereof with respect to the resale, future distribution or redemption of the Shares;

3. The undersigned is fully aware that the organization expenses of the Fund, including the costs and expenses of registration of the Fund, are being charged to the operation of the Fund over a period of three years commencing from the effective date of the Fund's Registration Statement under the Securities Act of 1933, and that in the event the undersigned redeems any portion of these Shares and the remaining balance in the account of the undersigned would thereafter be less than the unamortized expenses, or the Fund is liquidated during said three-year period, the pro rata share of the then unamortized expenses will be deducted from the redemption price paid to the undersigned.

4. The undersigned is aware that in issuing and selling these Shares, the Fund is relying upon the aforementioned representations.

                                          Franklin Resources, Inc.
                                          Name of Investor

                                          155 Bovet Road
                                          Address

                                          San Mateo, CA 94402
                                          City, State, Zip Code

                                          /s/ Charles B. Johnson
                                          By: Charles B. Johnson
                                              Signature

Dated: July 14, 1981